Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the combined financial statements of Garrett Motion Inc. (formerly known as the Transportation Business of Honeywell International, Inc.) and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the retrospective adoption of ASU 2017-07, a restatement to the financial statements, an emphasis of matter paragraph relating to the basis of presentation of the combined financial statements and referring to the allocation of certain operating expenses) dated May 1, 2018 (June 8, 2018 as to the effect of adoption of ASU 2017-07 as discussed in Note 2 and August 7, 2018 as to the effects of the restatement as discussed in Note 1), appearing in Amendment #1 to Form 10 (Registration No. 001-38636) of Garrett Motion Inc.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

October 1, 2018